UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 16, 2008

MAGNETEK, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10233	95-3917584
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N49 W13650 Campbell Drive Menomonee Falls, WI		53051
(Address of Principal Executive Offices)		(Zip Code)

(262) 783-3500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 – Costs Associated with Exit or Disposal Activities.

On April 16, 2008, the Board of Directors of Magnetek, Inc. (the “Company”) authorized the Company to pursue the divestiture of its Telecom Power Systems (“TPS”) business.  The Board of Directors elected to proceed with the divestiture after concluding that the Company’s best growth prospects lay in its core power control and systems businesses and that the Company could better achieve this growth by redirecting resources currently deployed in the TPS business.

The TPS business represented $16.0 million of the Company’s total sales of $103.8 million for fiscal 2007.  The net book value of the TPS business, comprised mainly of inventory, was approximately $3.2 million as of March 30, 2008.

Magnetek plans to effectuate the divestiture through a sale of the TPS business and related assets to a third party acquirer.  However, the Company cannot be certain that such a sale transaction will be effectuated on terms acceptable to the Company.  As such, the Company may be required to liquidate the TPS business without a sale.  The divestiture or liquidation is expected to be completed by the end of the first quarter of the Company’s 2009 fiscal year.  Beginning with the fourth quarter of the Company’s 2008 fiscal year, the Company will account for the TPS business as a discontinued operation.

The Company is currently in the process of estimating the costs and charges that may be incurred in connection with the divestiture or liquidation of the TPS business and will update its disclosure once such estimate is determined.

Item 9.01 - Financial Statements and Exhibits

(d)   Exhibits.

Exhibit Number	Description

99.1	Press release dated April 22, 2008 titled “Magnetek, Inc. Announces Intent to Divest Telecom Power Systems Business”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 22, 2008

MAGNETEK, INC.

/s/	David Reiland
By:	David Reiland
President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description

99.1	Press release dated April 22, 2008 titled “Magnetek, Inc. Announces Intent to Divest Telecom Power Systems Business”.